Exhibit 16.1

August 13, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosure under “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of Form S-4, dated on or about August 13, 2013, of Peoples Financial Services Corp. and agree with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ParenteBeard LLC